Exhibit 1

OPTION AGREEMENT

By this Option Agreement (“Option Agreement”) dated January 15, 2024, Optionee has been granted the following Options to purchase shares in Maris-Tech Ltd., Israeli company number 51-413573-0 (“Company”), pursuant and subject to Company’s 2021 Share Option Plan as adopted by the Company on February 23, 2021, and as amended on May 15, 2023 (“Plan”).

Name of Optionee:	Yossi Gottlieb
ID:	051934487
Date of Grant:	04/03/2024
Expiration Date:	03/03/2029 (5 years from Date of
Grant, unless terminated earlier in
accordance with Section 9 of the Plan)

Type of Option (check one and cross out others):

102(b)(1) Option - Income Route with Trustee
102(b)(2) Option - Capital Gains Route with Trustee
Other 102 Stock Option - Income Route Without Trustee
V	3(i) Stock Option

Exercise Price Per Share:	USD	1.06
Number of Shares subject to Option (“Option Shares”):		7,500
Total Exercise Price:	USD	7,950
Vesting Commencement Date:		15/01/2024

Vesting Schedule: So long as Optionee continues to provide services to Company during significant part of Optionee’s time, its subsidiaries or affiliates and subject to the terms of the Plan, the Options shall become vested according to the following schedule: 50% on the second anniversary of the Vesting Commencement Date and additional 6.25% at the end of each quarter of continuous services thereafter, for a total period of two years.

Grant of Options:

By Optionee’s signature below and the signature of Company’s authorized representative below, Optionee and Company agree that the Options are granted under and governed by the terms and conditions of the Plan (and the trust agreement with Trustee, if applicable, both which document may be reviewed at the offices of Company), which are incorporated hereto and made an integral part of this Option Agreement and that Company may cancel any or all of the options in case of breach by Optionee of any of the terms of this Option Agreement.

In any contradiction between this Option Agreement and the Plan, the Plan shall govern. However, in the event of a conflict between the terms and conditions of the Plan or of this Option Agreement and any provision of the Tax Ordinance, rules or the Trust Agreement, the latter shall govern.

Restricted Period Per Section 102:

To the extent a 102 Option is designated above, Optionee declares and acknowledges: (i) that Optionee fully understands that Section 102 of the Israeli Income Tax Ordinance (“Section 102”) applies to the Options specified in this Option Agreement and to Optionee; (ii) that Optionee was explained and understands the provisions of said Section 102, the tax route chosen and the implications thereof; (iii) that due to the delicacy of related party transactions and to ensure full compliance with Company procedures then in place, for so long as Optionee is an employee of Company, Optionee will not exercise options or sell shares so exercised without Company’s prior approval; and (iv) this agreement as well as the number of options hereunder or any other detail related to it is strictly confidential and subject to the confidentiality agreement signed with the Optionee.

With respect to Options granted under a trustee route, the terms of this Option Agreement shall also be subject to the terms of the trust agreement with Trustee, as well as the requirements of the Income Tax Commissioner and this Option Agreement shall also be deemed (i) approval and acknowledgment by Optionee of the agreement of Company with the Trustee (as may be amended from time to time), (ii) a declaration that Optionee is familiar with the provisions of Section 102 and the “Capital Track” (if applicable) and (iii) an undertaking of Optionee not to sell or transfer the Options or the Shares issued pursuant to the exercise of Options prior to the lapse of the period in which the Options or such Shares are held in trust, unless Optionee pays all taxes, which may arise in connection with such sale and/or transfer.

Upon the completion of the Restricted Period Per Section 102 as now in place and as may be amended in the future, Optionee shall be entitled to receive from the Trustee the Options, or the Shares Options acquired in the exercise thereof, which have vested, subject to the provisions of the Plan concerning the continued employment of Optionee at the Company or any Parent or Subsidiary of the Company, and subject to any other provisions set forth herein or in the Plan, and Optionee shall be entitled to exercise the Option and sell the Options or Shares thereby obtained subject to the other terms and conditions of this Option Agreement and the Plan, including the provisions relating to the payment of tax set forth below.

Optionee hereby acknowledges and accepts the proxy granted under the Israeli National Annex of the Plan and that such proxy is irrevocable because rights of third parties depend upon it. Optionee shall sign any other proxy or document requested to be signed by Company in order to facilitate such proxy described in the Israeli National Annex.

In case Company undergoes an IPO Optionee agrees to be named in any document related to the IPO or to any publication related to Company being a public company and agrees that the exercise price is amended, if so required by the relevant securities laws and regulations.

The Optionee is aware that: (i) the Company intends to issue additional awards in the future to various entities and individuals, as the Company in its sole discretion shall determine; and (ii) the Company may increase its share capital by new securities in such amount as it finds expedient; and the Optionee hereby waives any claim and/or demand it has or may have regarding such issuance or increase.

Tax Consequences:

Any and all taxes, fees and other liabilities (as may apply from time to time) in connection with the grant and/or exercise and/or release of the Options and the sale and/or release of Shares issued upon the exercise of Options and/or from any other event or act (whether of the Optionee or of the Company or its Subsidiaries or of its Trustee), will be borne solely by the Optionee, and Optionee will be solely liable for all such taxes, fees and other liabilities.

The Company and/or the Trustee shall withhold taxes according to the requirements under the Applicable Laws, rules, and regulations, including withholding taxes at source.

Furthermore, such Optionee shall agree to indemnify the Company and/or Subsidiary that employs the Optionee and/or the Trustee, and/or the Company’s shareholders and/or directors and/or officers if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee, provided that they acted in due care. Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Option by or on behalf of an Optionee until all tax consequences (if any) arising from the exercise of such Options are resolved in a manner reasonably acceptable to the Company.

Optionee’s Representations:

(i) The Optionee hereby agrees that the terms of section 102 of the Tax Ordinance (“Section 102”) shall apply regarding to the Options granted.

(ii) The Optionee is obliged not to sell or remove from the Trustee the Options granted to him prior to the end of restricted period as defined by Section 102.

(iii) The Optionee is aware of the directives set forth in Section 102, and of the tax track that was chosen under Section 102 and its implications.

(iv) The Optionee hereby accepts the terms of the Trust Agreement signed between the Company and the Trustee.

(v) Optionee acknowledges that during the period in which Shares issued to the Trustee on behalf of an Optionee upon exercise of an Approved 102 Option, are held by the Trustee, if dividends payable in securities are declared on Approved 102 Options held by the Trustee, such securities shall also be subject to the provisions of Section 102 and the provision of this agreement and shall be held in trust by the Trustee. Notwithstanding anything to the contrary, in case that an Optionee of Approved 102 Options is entitled to receive dividend in cash, the proceeds of such dividend may be wired to the Optionee, after deduction of all applicable taxes.

(vi) The Optionee further represents, it is familiar with the Company’s business and financial condition, and has acquired sufficient information regarding the Company in order to reach an informed and knowledgeable decision to participate in the Plan and to be allocated with the Options.

Governing Law; Severability:

This Option Agreement shall be governed by, and interpreted in accordance with, the laws of the state of Israel, notwithstanding the conflicts of laws principles of any jurisdiction.

Entire Agreement:

The Plan and Option Agreement are incorporated herein by reference. The Plan, the Trust Agreement and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee’s interest except by means of a writing signed by the Company and Optionee,

Confidentiality:

The Optionee agrees and acknowledges that the terms and conditions of this Option Agreement, including without limitation the number of Shares for which Options have been granted, are confidential. The Optionee agrees that he will not disclose these terms and conditions to any third party, except to the Optionee’s financial or legal advisors, tax advisors or family members, unless such disclosure is required by law.

No Guarantee of Continued Service:

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF OPTIONS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE OR A SERVICE PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT OR SERVICES AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

By affixing his signature hereunder, Optionee acknowledges receipt of a copy of the Plan and the Trust Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan, the Trust Agreement and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan or this Option Agreement. Optionee represents and confirms that the Tax Ordinance and rules, as shall be in effect from time to time, as well as the Trust Agreement, are binding upon him or her and that he or she shall comply with them. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Optionee:	/s/ Joseph Got	Maris-Tech Ltd.
Joseph Got
By: